SCHEDULE A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF QUANTERIX

The name, present principal occupation or employment and citizenship of each member of the Board of Directors and each executive officer of Quanterix are as set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with Quanterix. The business address of each of the below individuals is c/o Quanterix Corporation, 900 Middlesex Turnpike, Billerica, Massachusetts 01821.

Name	Present Principal Occupation or Employment	Citizenship
Masoud Toloue	President and Chief Executive Officer and Director, Quanterix	United States
Vandana Sriram	Chief Financial Officer	United States
William P. Donnelly	Director, Quanterix; Lead Director, Ingersoll Rand; Director, TRowe Price	United States
Jeffrey T. Elliott	Director, Quanterix; Senior Advisor, Boston Consulting Group	United States
Karen A. Flynn	Director, Quanterix; Director, Sotera Health Company; Director, GermFree Laboratories	United States
Sarah E. Hlavinka	Director, Quanterix; Executive Vice President, Chie Legal Officer and Corporate Secretary, The ODP Corporation	United States
Ivana Magovčević-Liebisch	Director, Quanterix; President and Chief Executive Officer, Vigil Neuroscience	United States
Martin Madaus	Director, Quanterix; Operating Executive, The Carlyle Group	United States
Paul M. Meister	Director, Quanterix; Partner, Novalis LifeSciences; Co-Founder and Chief Executive Officer, Liberty Lane Partners, LLC	United States
David R. Walt	Director, Quanterix; Hansjörg Wyss Professor of Biologically Inspired Engineering and Professor of Pathology, Harvard Medical School	United States